Term Sheet	Term Sheet to
To prospectus dated November 14, 2011,	Product Supplement No. 7-II
prospectus supplement dated November 14, 2011 and	Registration Statement No. 333-177923
product supplement no. 7-II dated November 16, 2011	Dated October 1, 2013; Rule 433

$

4.85%†-5.85%† per annum Reverse Exchangeable Notes due October 9, 2014 Linked to the Common Stock of Caterpillar Inc.

† The actual interest rate will be determined on the pricing date and will not be less than 4.85% or more than 5.85% per annum during the term of the notes.

General

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The notes are designed for investors who seek a higher interest rate than either the current dividend yield on the Reference Stock or the yield on a conventional debt security with the same maturity issued by us. Investors should be willing to forgo the potential to participate in the appreciation of the Reference Stock, be willing to accept the risks of owning equities in general and the Reference Stock, in particular, and be willing to lose some or all of their principal at maturity.

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The notes will pay 4.85%-5.85% per annum interest over the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on the Final Share Price of the Reference Stock and whether the closing price of the Reference Stock is less than the Initial Share Price by more than the Buffer Amount on any day during the Monitoring Period, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing October 9, 2014*.
—

Payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the Reference Stock (or, at our election, the Cash Value thereof), in each case, together with any accrued and unpaid interest, as described below.

—	Minimum denominations of $1,000 and integral multiples thereof.

Key Terms

Reference Stock:	The common stock, par value $1.00 per share, of Caterpillar Inc. (New York Stock Exchange symbol “CAT”). We refer to Caterpillar Inc. as “Caterpillar.”
Interest Rate:	Between 4.85%† and 5.85%† over the term of the notes. The actual interest rate will be determined on the pricing date and will not be less than 4.85% or more than 5.85% per annum during the term of the notes.
Buffer Amount:	An amount that represents at least 20.00% of the Initial Share Price, subject to adjustments. The actual Buffer Amount will be set on the Pricing Date and will not be less than 20.00% of the Initial Share Price, subject to adjustments.
Pricing Date:	On or about October 4, 2013
Settlement Date:	On or about October 9, 2013
Observation Date*:	October 6, 2014
Maturity Date*:	October 9, 2014
CUSIP:	48126NWJ2
Interest Payment Dates*:	Interest on the notes will be payable on November 12, 2013, December 9, 2013, January 9, 2014, February 10, 2014, March 10, 2014, April 9, 2014, May 9, 2014, June 9, 2014, July 9, 2014, August 11, 2014, September 9, 2014 and the Maturity Date (each such date, an “Interest Payment Date”). See “Selected Purchase Considerations — Monthly Interest Payments” in this term sheet for more information.
Payment at Maturity:	The payment at maturity, in excess of any accrued and unpaid interest is based on the performance of the Reference Stock. You will receive $1,000 for each $1,000 principal amount note, plus any accrued and unpaid interest at maturity, unless:

(1)  the Final Share Price is less than the Initial Share Price; and

(2)  on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Initial Share Price by more than the Buffer Amount.

If the conditions described in (1) and (2) are both satisfied, at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value thereof will most likely be substantially less than the principal amount of your notes, and may be zero.

Monitoring Period:	The period from but excluding the Pricing Date to and including the Observation Date.
Physical Delivery Amount:	The number of shares of the Reference Stock per $1,000 principal amount note, equal to $1,000 divided by the Initial Share Price, subject to adjustments.
Cash Value:	The amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price, subject to adjustments.
Initial Share Price:	The closing price of the Reference Stock on the Pricing Date divided by the Stock Adjustment Factor. The Initial Share Price is subject to adjustments in certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” and “General Terms of Notes — Reorganization Events” in the accompanying product supplement no. 7-II for further information about these adjustments.
Final Share Price:	The closing price of the Reference Stock on the Observation Date.
Stock Adjustment Factor:	Set equal to 1.0 on the Pricing Date, subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 7-II.
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity,” “Description of Notes — Interest Payments” and “Description of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 7-II, as applicable.

Investing in the Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 7-II and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $22.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-42 of the accompanying product supplement no. 7-II.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $960.80 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $955.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

October 1, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 7-II and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 7-II dated November 16, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 7-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 7-II dated November 16, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007680/e46240_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Selected Purchase Considerations

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THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US — The notes will pay interest at the Interest Rate specified on the cover of this term sheet, which is higher than the yield currently available on debt securities of comparable maturity issued by us. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments as specified on the cover of this term sheet. Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — We will pay you your principal back at maturity so long as the Final Share Price is not less than the Initial Share Price or the closing price of the Reference Stock is not less than the Initial Share Price by more than the Buffer Amount on any day during the Monitoring Period. However, if the Final Share Price is less than the Initial Share Price and the closing price of the Reference Stock on any day during the Monitoring Period is less than the Initial Share Price by more than the Buffer Amount, you could lose the entire principal amount of your notes.

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TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 7-II beginning on page PS-36. Based on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as units each comprising: (x) a Put Option written by you that requires you to purchase the Reference Stock (or, at our option, receive the Cash Value thereof) from us at maturity under circumstances where the payment due at maturity is the Physical Delivery Amount and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment and the allocation described in the following paragraph. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

We will determine the portion of each interest payment on the notes that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on September 30, 2013, we would have allocated 9.72% of each interest payment to interest on the Deposit and the remainder to Put Premium. The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming that the treatment of the notes as units each comprising a Put Option and a Deposit is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Common Stock of Caterpillar Inc.	TS-1

taken into account prior to maturity or sale.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative treatments, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Non-U.S. Holders - Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is so required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 7-II dated November 16, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity will be based on the Final Share Price and whether the closing price of the Reference Stock is less than the Initial Share Price by more than the Buffer Amount on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity a number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof). The market value of the shares of the Reference Stock delivered to you as the Physical Delivery Amount or the Cash Value thereof will most likely be less than the principal amount of your notes and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.

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THE BENEFIT PROVIDED BY THE BUFFER AMOUNT MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Initial Share Price by more than the Buffer Amount, you will be fully exposed to any depreciation in the Reference Stock from the Initial Share Price to the Final Share Price. We refer to this feature as a contingent buffer. Under these circumstances, and if the Final Share Price is less than the Initial Share Price, you will receive at maturity a number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof) and, consequently, you will lose 1% of the principal amount of your investment for every 1% that the Final Share Price is less than the Initial Share Price. You will be subject to this potential loss of principal even if the closing price of the Reference Stock subsequently recovers such that the closing price of the Reference Stock is not less than the Initial Share Price by more than the Buffer Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 7-II for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuer, including extending loans to, or making equity investments in, the Reference Stock issuer or providing advisory services to the Reference Stock issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuer, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

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SINGLE STOCK RISK — The price of one share of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value of the applicable notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

—	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Common Stock of Caterpillar Inc.	TS-2

ESTIMATES — JPMS’s estimated value of the applicable notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value of the applicable notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing price of one share of the Reference Stock, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility in the price of the Reference Stock;
—	the time to maturity of the notes;
—	whether the closing price of one share of the Reference Stock has been, or is expected to be, less than the Initial Share Price by more than the Buffer Amount during the Monitoring Period;
—	the dividend rate on the Reference Stock;
—	the occurrence of certain events affecting the issuer of the Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition;
—	interest and yield rates in the market generally; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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BUFFER AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — We will pay you your principal back at maturity only if the closing price of the Reference Stock is not less than the Initial Share Price by more than the Buffer Amount on any day during the Monitoring Period, the Final Share Price is greater than or equal to the Initial Share Price and the notes are held to maturity. If the closing price of the Reference Stock is less than the Initial Share Price by more than the Buffer Amount on any day during the Monitoring Period and the Final Share Price is less than the Initial Share Price, the benefit provided by the Buffer Amount will be eliminated and you will be fully exposed to any decline in the closing price of the Reference Stock from the Initial Share Price to the Final Share Price.

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VOLATILITY RISK — Greater expected volatility with respect to the Reference Stock indicates a greater likelihood as of the Pricing Date that the closing price of the Reference Stock could be less than the Initial Share Price by more than the Buffer Amount on any day during the Monitoring Period or that the Final Share Price could be less than the Initial Share Price on the Observation Date. The Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of the Reference Stock could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.

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YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCK — Unless (i) the Final Share Price is less than the Initial Share Price and (ii) on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Initial Share Price by more than the Buffer Amount, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the notes.

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NO OWNERSHIP RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the Reference

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Common Stock of Caterpillar Inc.	TS-3

Stock Issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

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NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the Reference Stock Issuer. We have not independently verified any of the information about the Reference Stock Issuer contained in this term sheet or in product supplement no. 7-II. You should make your own investigation into the Reference Stock and the Reference Stock Issuer. We are not responsible for the Reference Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, JPMS’s estimated value for each note will be provided in the pricing supplement and may be as low as the applicable minimum for JPMS’s estimated value set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the applicable minimum for JPMS’s estimated value.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Common Stock of Caterpillar Inc.	TS-4

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Caterpillar is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, Caterpillar designs, manufactures, markets and sells construction, mining and forestry machinery, offers logistics services for other companies, and designs, manufactures, remanufactures, maintains and services rail-related products. The common stock of Caterpillar, par value $1.00 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on New York Stock Exchange, which we refer to as the relevant exchange for purposes of Caterpillar in the accompanying product supplement no. 7-II. Information provided to or filed with the SEC by Caterpillar, pursuant to the Exchange Act, can be located by reference to SEC file number 001-00768, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly closing price (in U.S. dollars) of the Reference Stock from January 4, 2008 through September 27, 2013. The closing price of one share of the Reference Stock on September 30, 2013 was $83.37. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of the Reference Stock, the price of the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the Reference Stock during the term of the notes. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that Caterpillar Inc. will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Common Stock of Caterpillar Inc.	TS-5

Examples of Hypothetical Total Return and Hypothetical Total Payment on a Note Linked to a Hypothetical Reference Stock

The following table and examples illustrate the hypothetical total return at maturity and hypothetical total payment on notes linked to a hypothetical Reference Stock. The “note total return” as used in this term sheet is the number, expressed as a percentage that results from comparing the value of the payment at maturity plus the interest payments received over the term of the notes per $1,000 principal amount note to $1,000. The following table and examples assume an Initial Share Price of $100.00, a Buffer Amount of $20.00 (20% of the Initial Share Price) and an Interest Rate of 10.00% (equivalent to 10.00% per annum). Each hypothetical total return and total payment set forth below is for illustrative purposes only and may not be the actual total return or total payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	A “Trigger Event” Has Not Occurred (1)		A “Trigger Event” Has Occurred (1)
		Total Note Payments(2)	Note Total Return at Maturity Date(2)	Total Note Payments (2)	Note Total Return at Maturity Date(2)
$180.00	80.00%	$1,100.00	10.00%	$1,100.00	10.00%
$165.00	65.00%	$1,100.00	10.00%	$1,100.00	10.00%
$150.00	50.00%	$1,100.00	10.00%	$1,100.00	10.00%
$140.00	40.00%	$1,100.00	10.00%	$1,100.00	10.00%
$130.00	30.00%	$1,100.00	10.00%	$1,100.00	10.00%
$120.00	20.00%	$1,100.00	10.00%	$1,100.00	10.00%
$110.00	10.00%	$1,100.00	10.00%	$1,100.00	10.00%
$105.00	5.00%	$1,100.00	10.00%	$1,100.00	10.00%
$102.50	2.50%	$1,100.00	10.00%	$1,100.00	10.00%
$100.00	0.00%	$1,100.00	10.00%	$1,100.00	10.00%
$97.50	-2.50%	$1,100.00	10.00%	$1,075.00	7.50%
$95.00	-5.00%	$1,100.00	10.00%	$1,050.00	5.00%
$90.00	-10.00%	$1,100.00	10.00%	$1,000.00	-0.00%
$80.00	-20.00%	$1,100.00	10.00%	$900.00	-10.00%
$79.99	-20.01%	N/A	N/A	10 shares of the Reference Stock or the Cash Value thereof plus interest payments of $50 per $1,000 principal amount note	-10.01%
$70.00	-30.00%	N/A	N/A		-20.00%
$60.00	-40.00%	N/A	N/A		-30.00%
$50.00	-50.00%	N/A	N/A		-40.00%
$40.00	-60.00%	N/A	N/A		-50.00%
$30.00	-70.00%	N/A	N/A		-60.00%
$20.00	-80.00%	N/A	N/A		-70.00%
$10.00	-90.00%	N/A	N/A		-80.00%
$0.00	-100.00%	N/A	N/A		-90.00%
(1)	For purposes of this table and the following examples, a “Trigger Event” occurs if, on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Initial Share Price by more than the Buffer Amount.
(2)	The total note payments and note total return reflect the value of the payment at maturity plus interest payments received over the term of the notes of $100 per $1,000 principal amount note. The note total return If you receive the Physical Delivery Amount of the Reference Stock assumes that the price of one share of the Reference Stock on the Maturity Date is equal to the Final Share Price.

The following examples illustrate how the total payment on the notes in different hypothetical scenarios is calculated.

Example 1: The closing price of the Reference Stock increases from the Initial Share Price of $100 to a Final Share Price of $105. Because the Final Share Price of $105 is greater than the Initial Share Price of $100, regardless of whether a Trigger Event has occurred, the investor receives a total payment of $1,100 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $100 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 2: A Trigger Event has not occurred and the closing price of the Reference Stock decreases from the Initial Share Price of $100 to a Final Share Price of $80. Even though the Final Share Price of $80 is less than the Initial Share Price of $100, because a Trigger Event has not occurred, the investor receives a total payment of $1,100 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $100 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: A Trigger Event has occurred and the closing price of the Reference Stock decreases from the Initial Share Price of $100 to a Final Share Price of $50. Because a Trigger Event has occurred and the Final Share Price of $50 is less than the Initial Share Price of $100, the investor receives a total payment with a value of $600 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $100 per $1,000 principal amount note over the term of the notes and a payment at maturity of the Physical Delivery Amount (or, at our election, the Cash Value thereof) at maturity. Because the Final Share Price is $50, the value of the Physical Delivery Amount (or, at our election, the Cash Value thereof) is $500.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Common Stock of Caterpillar Inc.	TS-6

Example 4: A Trigger Event has occurred and the closing price of the Reference Stock decreases from the Initial Share Price of $100 to a Final Share Price of $0. A Trigger Event has occurred and the Final Share Price of $0 is less than the Initial Share Price of $100, the investor receives total payments of $100 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $100 per $1,000 principal amount note over the term of the notes.

The actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Buffer Amount applicable to your notes may be more or less than the amounts displayed in these hypothetical examples and will depend in part on the Initial Share Price of the Reference Stock.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we are one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note” in this term sheet for an illustration of the risk-return profile of the notes and “The Reference Stock” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-21 of the accompanying product supplement no. 7-II are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to the Common Stock of Caterpillar Inc.	TS-7